Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Rich Sparkle Holdings Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, no par value	(1)	Other	2,500,000	$32.21	$80,508,750.00	0.0001531	$12,325.90

Total Offering Amounts:							$80,508,750.00		12,325.90
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$12,325.90

__________________________________________
Offering Note(s)

(1)	Represents ordinary shares issuable pursuant to the awards granted or to be granted under the Rich Sparkle Holdings Limited 2025 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plan. Any ordinary shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the Plan.

Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices of the Registrant’s ordinary shares as quoted on the Nasdaq Capital Market on July 29, 2025, a date within five business days prior to the filing of the Registration Statement.